                                                     Filing Under Rule 424(b)(3)
                                                     Registration No. 33-63175



           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 6, 1995
                                  $750,000,000

                       HUNTINGTON BANCSHARES INCORPORATED

                                     [LOGO]
                          MEDIUM-TERM NOTES, SERIES B
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

        Huntington Bancshares Incorporated (the "Company") may offer from time to time its Medium-Term Notes, Series B, due from 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $750,000,000. Each Note will bear interest either at a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or at a variable rate determined by reference to an interest rate formula specified therein and in the applicable Pricing Supplement to this Prospectus Supplement.

        The specific interest rate (if any), issue price, and Stated Maturity of any Note will be set forth in the applicable Pricing Supplement. Interest on the Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest.

        Unless a Redemption Commencement Date or a Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or a Repayment Date is so specified, the Notes will be redeemable at the option of the Company, or repayable at the option of the Holder, or both (as specified therein), at any time after such date (or for a limited period) as described herein and therein.

        The Notes offered hereby will be issued only in global form and, unless otherwise specified in the applicable Pricing Supplement, in a minimum denomination of $100,000 and integral multiples of $1,000 in excess thereof. A global Note representing Global Securities will be registered in the name of The Depository Trust Company, which will act as Depository, or a nominee thereof. Interests in Book-Entry Notes will be shown on and transfers thereof will be effected only through records maintained by the Depository and its participants. Except as described herein under "Description of Notes--Book-Entry System", owners of beneficial interests in Global Securities will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no Global Securities will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of the Depository or its nominee. See "Description of Notes".

   THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS
         OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                              __________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
SUPPLEMENT, ANY SUPPLEMENT HERETO, OR THE PROSREPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.


                                       Price to         Agent's                 Proceeds to the
                                      Public (1)     Commissions (2)            Company (2)(3)
                                  ----------------  --------------------   ------------------------
PER NOTE........................         100%          .125%-.750%              99.875%-99.250%

TOTAL...........................    $750,000,000    $937,500-$5,625,000    $749,062,500-$744,375,000


(1)     Unless otherwise specified in the applicable Pricing Supplement,
        Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from, or at a premium over, its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.

(2) The Company will pay a commission to the Agent for each Note sold through the Agent ranging from .125% to .750% of the principal amount of such Note, unless otherwise agreed to by the Company and any Agent, depending upon the maturity of the Note. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers.  The Company has agreed to indemnify the
        Agents against certain liabilities, including   liabilities under the
        Securities Act of 1933, as amended.

(3)     Before deducting expenses payable by the Company estimated at $675,000.

        Offers to purchase the Notes are being solicited from time to time by the Agents on behalf of the Company. The Agents have agreed to use reasonable efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account or otherwise, to be determined by such Agent. The Company reserves the right to withdraw, cancel, or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or any Agent may reject any offer as a whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes.
See "Plan of Distribution".

MORGAN STANLEY & CO.
     INCORPORATED
             CS FIRST BOSTON
                        DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                     GOLDMAN, SACHS & CO.
                                            SALOMON BROTHERS INC
                                                   SMITH BARNEY INC.
                                                           UBS SECURITIES INC.

October 17, 1995

         IN THE DISTRIBUTION OF NOTES UNDERWRITTEN BY AN AGENT ACTING AS PRINCIPAL, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       _______________________________

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT
                                                                                                PAGE
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . .     S-2
Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-3
United States Federal Income Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-13
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-19

                                  PROSPECTUS
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . .      2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Consolidated Ratio of Earnings To Fixed Charges . . . . . . . . . . . . . . . . . . . . . .      4
Description of Debt Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, AND THE PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, OR THE PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, OR THE PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE SUCH DATE.


                       _______________________________


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Current Reports on Form 8-K, dated October 11, 1995, and October 16, 1995, filed with the Commission are incorporated herein by
reference.   See also "Incorporation of Certain Documents by Reference" in the
accompanying Prospectus.

                             DESCRIPTION OF NOTES

GENERAL

         The following description of the particular terms of the Company's Medium-Term Notes, Series B (the "Notes") offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following description will apply to the Notes, unless otherwise specified in the applicable Pricing Supplement. Capitalized terms not defined herein shall have the same meanings assigned to such terms in the Prospectus or the Indenture.

         The Notes constitute a single series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate proceeds to the Company from the sale of any other Debt Securities issued from time to time, including any other series of medium-term notes. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

         Unless previously redeemed or repaid, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement. "Maturity" with respect to any Note means the date on which the principal of such Note becomes due and payable as provided in the Note and the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, notice of option to elect repayment, or otherwise.

         Each Note will be denominated in U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note will be $100,000 and integral multiples of $1,000 in excess thereof.

         Each Note will be represented by a Global Security registered in the name of the Depository or its nominee (each such note represented by a Global Security being herein referred to as a "Book-Entry Note"). Except as set forth under the heading "Description of the Debt Securities--Global Securities" in the Prospectus, Book-Entry Notes will not be issuable in certificated form. So long as the Depository or its nominee is the registered owner of any Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. See "Book-Entry System" below.

         Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity, and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note, will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, the LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, or the CMT Rate, or such other base rate or interest rate formula as is set forth in such applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier (each term as defined below), if any, applicable to such Note. See "Interest Rates" below. Zero Coupon Notes will be issued at a discount from the principal amount payable at Stated Maturity thereof, but holders of Zero Coupon Notes will not receive periodic payments of interest thereon.

         The Notes may be issued as Original Issue Discount Notes. Generally, an Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof. An Original Issue Discount Note will generally provide that upon redemption, repayment at the option of the Holder, or acceleration of the maturity thereof, an amount less than the principal thereof shall become due and payable. In the event of redemption, repayment at the option of the Holder, or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption, repayment, or acceleration will be determined in accordance with the terms of the Note, but will be an amount that is less than the amount payable at the Stated Maturity of such Note. Special United States federal income tax rules apply to Original Issue Discount Notes. See "United States Federal Income Taxation--Original Issue Discount".

         Unless otherwise specified in the applicable Pricing Supplement, the defeasance and discharge provisions of the Indenture described under "Description of Debt Securities--Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

INTEREST RATES

         Each Note, other than a Zero Coupon Note, will bear interest at either
(a) a fixed rate established by the Company at the date of issue of such Note (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note other than a LIBOR Note, any Business Day in the City of New York, and (b) with respect to any LIBOR Note, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Banking Day"). The term "Business Day", as used herein with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday, and Friday which is not a day on which banking institutions in such location are authorized or obligated by law or regulation to close. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank (National Association) will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

         Unless otherwise specified in the applicable Pricing Supplement, each Note, other than a Zero Coupon Note, will bear interest from and including its date of issue or from and including the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Period is daily or weekly, from the day following the most recent Regular Record Date (as defined below)) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to an interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity, as specified below under "Payment of Principal and Interest".

         The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note.

         The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; (g) the CMT Rate, in which case such Note will be a CMT Rate Note; or (g) such other Interest Rate Basis or interest rate formula as is set forth in such applicable Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, and the Interest Reset Dates with respect to such Note.

         The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the interest reset date (the "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as set forth below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September, and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to the Maturity of a Note will be that in effect on the tenth day preceding such Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

         Unless otherwise specified in the applicable Pricing Supplement, Interest Determination Dates will be as set forth below. The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date"), and for a CMT Rate Note (the "CMT Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

         All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876546% (or .09876546) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent rounded upward).

         In addition to any Maximum Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by Ohio law, as the same may be modified by United States law of general application. Under present Ohio law, the maximum rate of interest applicable to the Notes is subject only to the good faith and fair dealing limitations imposed on all commercial transactions.

         Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

       Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day, or (ii) the Market Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be, except that the Calculation Date pertaining to any LIBOR Interest Determination Date will be such LIBOR Interest Determination Date.

       Commercial Paper Rate Notes

       Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) on the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate for such Interest Reset Date will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which the Commercial Paper Rate is being determined shall be the Initial Interest Rate).

       "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

        Money Market Yield   =         360 x D       x 100
                                    -------------
                                    360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the period for which interest is being calculated.


       Prime Rate Notes

       Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate for such Interest Reset Date will be the same as the Prime Rate Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Rate Notes for which the Prime Rate Rate is being determined shall be the Initial Interest Rate).


       LIBOR Notes

       LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

              (i) As of the LIBOR Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If fewer than two such offered rates appear, (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement) LIBOR with respect to such Interest Reset Date will be determined as if the parties had specified the rate described in clause (ii) below.

             (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination

       Date and in a principal amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the city of New York on such LIBOR Interest Determination Date, by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than U.S. $1,000,000 commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR for such Interest Reset Date will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate.)

       "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. If neither LIBOR Reuters or LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified.


       Treasury Rate Notes

       Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market". In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided however, that if fewer than three dealers selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

       CD Rate Notes

       CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs
(Secondary Market)".   In the event that such rate is not published prior to
9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate for such Interest Reset Date will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which the CD Rate is being determined shall be the Initial Interest Rate).


       Federal Funds Rate Notes

       Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

       Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date, for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate for such Interest Reset Date will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which the Federal Funds Rate is being determined shall be the Initial Interest Rate).

       CMT Rate Notes

       CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any) specified on the face of the CMT Rate Notes and in the applicable Pricing Supplement.

       Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Reset Date, the rate for the relevant CMT Interest Determination Date displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index (as defined below) for
(i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the on the relevant Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest
Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

       "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).
If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

       "Designated CMT Maturity Index", shall be the Index Maturity specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such Index Maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

PAYMENT OF PRINCIPAL AND INTEREST

       Payments of principal of and any premium and interest on the Notes will be made in U.S. dollars.

       Interest will be payable to the Person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depository or a nominee of the Depository) at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be paid to the Person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depository or a nominee of the Depository). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Note shall be fifteen calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

       Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, (a) in the case of Floating Rate Notes which reset daily, weekly, or monthly, on the third Wednesday of each month or the third Wednesday of March, June, September, and December of each year (as indicated in the applicable Pricing Supplement); (b) in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September, and December of each year; (c) in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the Applicable Pricing Supplement; (d) in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and (e) in each case, at Maturity.

       Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, other than an Interest Payment Date that is also the date of Maturity, will include interest accrued to and including the Regular Record Date next preceding such Interest Payment Date.

       With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, Federal Funds Rate Notes, or CMT Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

       If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Market Day, unless such Interest Payment Date is also the date of Maturity, such Interest Payment Date will be the next day that is a Market Day, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date will be the next preceding Market Day. If the date of Maturity for any Fixed Rate Note or Floating Rate Note or any Interest Payment Date for any Fixed Rate Note falls on a day which is not a Market Day, payment of principal and any premium and interest with respect to such Note need not be made on such day, but may be made on the next succeeding Market Day, with the same force and effect as if made on such due date and no interest on such payment will accrue from and after such date.

       Payment of the principal of and any premium and interest due with respect to any Note at Maturity will be made in immediately available funds upon presentation of such Note at the office of the Trustee, as Paying Agent, in New York, New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest due on any Interest Payment Date (other than at Maturity) will be made, at the option of the Company, either by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account maintained by such Person with a bank located in the United States. Notwithstanding the foregoing, a holder of $10 million or more in aggregate principal amount of Notes of like tenor and terms will be entitled to receive interest payments (other than at Maturity) by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the Record Date for such interest payment.

       So long as the Notes are Book-Entry Notes, the total amount of any principal, premium, and interest due on such Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depository. The Depository will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depository. So long as the Depository or its nominee is the registered owner of any Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Securities. See "Description of Debt Securities--Global Securities" in the Prospectus.


BOOK-ENTRY SYSTEM

       Upon issuance, all Book-Entry Notes bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption, and repayment provisions (if any), Stated Maturity, and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository, and will be registered in the name of the Depository or a nominee of the Depository. Generally, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository.

       So long as the Depository for the Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Book-Entry Notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depository and its participants. Except as described in the Prospectus under "Description of the Debt Securities--Global Securities", owners of beneficial interests in a Global Security will not be entitled to have Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form, and will not be considered the owners or Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder under the Indenture. See "Description of Debt Securities--Global Securities" in the Prospectus.


OPTIONAL REDEMPTION OR REPAYMENT; REPURCHASE

       Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund and, unless a date on or after which the Notes may be redeemed by the Company (a "Redemption Commencement Date") or a date or dates on which Holders may require the Company to repay the Notes prior to their Stated Maturity

(each a "Repayment Date") is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the applicable Pricing Supplement, any such Note shall be redeemable at the option of the Company at any time on or after such specified Redemption Commencement Date on notice given not less than 30 nor more than 60 days prior to the redemption date at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the date of redemption.

       If a Repayment Date is so specified with respect to the Notes, the applicable Pricing Supplement will also specify the price (the "Repayment Price") that will apply on or after such Repayment Date. Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid at the option of the Holder, the Company must receive at least 15 days but not more than 30 days (or if such day is not a Business Day, the next succeeding Business Day) prior to the Repayment Date either (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or (ii) a telegram, telex, facsimile transmission, or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth (a) the name, address, and telephone number of the Holder of the Note, (b) the principal amount of the Note and the amount of the Note to be repaid, (c) the certificate number or a description of the tenor and terms of the Note, (d) a statement that the option to elect repayment is being exercised thereby, and (e) a guarantee stating that the Note with the "Option to Elect Repayment" form duly completed will be received by the Company not later than five Business Days after the date of such telegram, telex, facsimile transmission, or letter (and the Note and form duly completed are received by the Company by such fifth Business Day). Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. Because the Notes will be issued only as a Global Security and the Depository or its nominee will be the holder of the Book-Entry Note, the Depository will be the only entity that can exercise a right to repayment. In order to ensure that the Depository or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in the Book-Entry Note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in such Book-Entry Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each benefical owner should consult the broker or other direct or indirect participant through which it holds an interest in a Book-Entry Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depository.

       The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held or resold or surrendered to the Trustee for cancellation.



                     UNITED STATES FEDERAL INCOME TAXATION


       The following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where indicated, it deals only with Notes held as capital assets by United States Holders and does not deal with special situations, such as, without limitation, those of dealers in securities or currencies, financial institutions, life insurance companies, regulated investment companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including changes in effective dates) or subject to differing interpretations so as to result in federal income tax consequences different from those discussed below. Any special

United States federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable Pricing Supplement. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

PAYMENTS OF INTEREST; UNITED STATES HOLDERS

       Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

       United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income regardless of such United States Holder's regular method of tax accounting. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

       This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"). The following discussion does not address Notes providing for contingent payments other than Notes that bear qualified stated interest.

       A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference exceeds a de minimis amount, generally, at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Payments of qualified stated interest on a Note are taxable to a United States Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the United States Holder's regular method of tax accounting). Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

       In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Notes are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has not been included in income shall be treated as capital gain.

       Certain of the Notes may be redeemed prior to their Stated Maturity at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

       United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments regardless of such United States Holder's regular method of tax accounting. In general, the amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

       In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. United States Holders should also be aware that the IRS released proposed amendments to the OID Regulations with respect to Floating Rate Notes which broaden and clarify certain provisions contained in the OID Regulations. If ultimately adopted, these amendments would be effective for debt instruments issued 60 days or more after the date on which such proposed amendments are finalized. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

       United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above, subject to certain exceptions and limitations. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS ABOUT THIS ELECTION.

SHORT-TERM NOTES

       In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price.

       In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so. United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange, or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange, or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

MARKET DISCOUNT

       If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, under the market discount rules, a United States Holder will be required to treat any principal payment (or in the case of an Original Issue Discount Note, any payment that does not constitute Qualified Stated Interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

       Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

       A United States Holder who purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium". In general, under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

       A United States Holder who purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bopnd premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE, AND RETIREMENT OF NOTES

       A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount, or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange or retirement of a Note, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

       Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

              (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided
       (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code, and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

              (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, or retirement of a Note; and

              (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

       To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Notes on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

       If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the
Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

       If a non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

       Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless
(i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

       In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

       No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

        In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee, or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent, or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent, or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest, or the proceeds of a sale that are not subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

       Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee, or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above under "Non-United States Holders" and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

       Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.



                              PLAN OF DISTRIBUTION

       Subject to the terms and conditions set forth in the Distribution Agreement, dated October 17, 1995 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Morgan Stanley & Co. Incorporated, CS First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Salomon Brothers Inc, Smith Barney Inc., and UBS Securities Inc. (the "Agents"), who have agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. Unless otherwise agreed to by the Company and the Agents, the Company will pay the Agents a commission of from
 .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

       The Company may also sell Notes to the Agents as principal at a discount to be agreed upon at the time of sale, or the Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold to investors and other purchasers at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell the Notes directly on its own behalf or indirectly through its subsidiaries.
No commission will be payable to the Agents on any Notes sold directly by the Company or its subsidiaries. Notwithstanding the above, if from time to time the Company is approached by a prospective agent offering to solicit a specific purchase of Notes, the Company may engage such agent with respect to such specific purchase, provided that (i) such agent is engaged on terms substantially similar to the applicable terms of the Distribution Agreement, and (ii) the Agents are given notice of such purchase, including the terms thereof and a copy of the written agreement setting forth the terms of the engagement of such agent by the Company, as soon as practicable after the Company and such agent agree to such purchase.

       The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse the Agents for certain expenses.

       Notes may also be sold by the Agents to or through dealers who may resell to investors. The Agents may pay all or part of their discounts or commissions to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

       The Agents may from time to time perform various commercial banking and investment banking services for the Company and its subsidiaries.

       The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Company has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

PROSPECTUS


                       HUNTINGTON BANCSHARES INCORPORATED


                                DEBT SECURITIES

                         ____________________________

        Huntington Bancshares Incorporated (the "Company") may from time to time offer its debt securities consisting of debentures, notes, and/or other unsecured evidences of indebtedness in one or more series (the "Debt Securities") in an aggregate principal amount not to exceed $750,000,000. The Debt Securities may be offered as one or more separate series in amounts, at prices, and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Securities") the specific designation, aggregate principal amount, maturity, rate, if any (which may be fixed or variable), times of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering price, and any other terms in connection with the offering and sale of such Debt Securities.

        All or a portion of the Debt Securities of any series may be issuable in permanent registered global form which will be exchangeable only under certain conditions for definitive Debt Securities.

        The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Offered Securities, the principal amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers, or agents.


                         ____________________________


   THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS
         OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                         ____________________________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                         ____________________________


                The date of this Prospectus is October 6, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the rules and regulations of the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995; the Company's Current Reports on Form 8-K, dated January 11, 1995, April 12, 1995, April 28, 1995, July 12, 1995, and August 16, 1995; and the Company's Report on Form 10-C, dated August 4, 1995, in connection with the Company's 5% stock dividend paid on July 31, 1995, filed with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the completion of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests should be directed to Jacque Thurston, Investor Relations Officer, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number 614-480-3878.

                                  THE COMPANY

         Huntington Bancshares Incorporated, incorporated under Maryland law in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio.
At June 30, 1995, the Company had total assets of approximately $19.4 billion and total deposits of approximately $12.5 billion (see "Selected Consolidated Financial Information"). The Company's subsidiaries conduct a full-service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by the Company, and provide other financial products and services. At August 31, 1995, the Company had 178 banking offices located in Ohio, 16 banking offices located in Northern Kentucky, 25 banking offices located in Indiana, 42 banking offices in Michigan, 48 banking offices in West Virginia, 5 banking offices in Western Pennsylvania, 18 banking offices in Florida, and one foreign office in the Cayman Islands. The Huntington Mortgage Company, a wholly owned subsidiary of the Company, has loan origination offices throughout the Midwest and the East Coast.

         During the first eight months of 1995, the Company completed acquisitions of three financial institutions: Security National Corporation, a bank holding company with assets of $189 million, located in Maitland, Florida; Reliance Bank of Florida, a Florida state bank with assets of $98 million, located in Melbourne, Florida; and First Seminole, a Florida state bank with assets of $51 million, located in Lake Mary, Florida. These banks now operate under one charter as The Huntington National Bank of Florida. The Company has also announced the pending acquisition of Peoples Bank of Lakeland, a Florida state bank with assets of $534 million, located in Lakeland, Florida. As of the date of this Prospectus, the Company had no other significant acquisitions pending; however, the Company continues to explore other opportunities to acquire banking and non-banking companies, both interstate and intrastate.

         The Company is a legal entity separate and distinct from its banking subsidiaries and other affiliates. The principal source of the Company's income is earnings from its subsidiary banks and the principal source of the Company's cash flow is dividends from its subsidiary banks. There are various legal limitations on the ability of the Company's banking subsidiaries to finance or otherwise supply funds to the Company or certain of its affiliates through dividends or extensions of credit. A more complete description of these restrictions is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. See "Incorporation of Documents by Reference."

         The Company's principal executive offices are located at the Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone 614-480-8300).


                                USE OF PROCEEDS


         Except as otherwise provided in the accompanying Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company to be used from time to time for the repayment of existing indebtedness, the repurchase of the Company's stock, investments in, or extensions of credit to, the Company's subsidiaries, the financing of possible acquisitions, or other general corporate purposes. Pending such application, the net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

         Although the Company continually monitors and investigates suitable acquisition opportunities, the Company has no material written or oral acquisition plans, agreements, or other understandings with any specific entities, except as otherwise described in this Prospectus.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's historical consolidated ratios of earnings to fixed charges for the five years ended December 31, 1994, and for the six months ended June 30, 1995 and 1994.


                                                          Six Months
                                                            Ended
                                                           June 30,                 Year Ended December 31,
                                                         -----------        ---------------------------------------
                                                         1995   1994        1994     1993     1992    1991     1990
                                                         ----   ----        ----     ----     ----    ----     ----
Ratio of earnings to fixed charges:
   Excluding interest on deposits   . .                  2.17   3.78        3.01     3.68     3.18    2.72     1.82
   Including interest on  deposits  . .                  1.50   1.96        1.77     1.80     1.45    1.28     1.17


         The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges excluding interest on deposits consist of interest on indebtedness and one-third of net rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.



                       DESCRIPTION OF THE DEBT SECURITIES

         The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." Specific terms of Offered Securities sold in each offering will be described in the Prospectus Supplement relating thereto which accompanies this Prospectus. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms and, in the case of any particular Offered Securities, the description of the terms thereof in the accompanying Prospectus Supplement. Wherever particular Sections or defined or capitalized terms used in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such Sections or defined or capitalized terms are incorporated by reference herein or therein, as the case may be.

GENERAL

         The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more separate series. (Section 3.1)
Debt Securities issued at different times in different offerings may constitute part of a single series.

         The Indenture does not limit or prohibit the incurrence of additional indebtedness by the Company, or the issuance of additional indebtedness by its subsidiaries, nor does the Indenture contain provisions which would protect the Holders of, or owners of beneficial interests in, the Debt Securities against a sudden decline in credit quality resulting from takeovers, recapitalizations, or other similar restructurings. Such transactions, however, may require regulatory approval and/or be subject to regulatory restrictions.

         The Prospectus Supplement will set forth the price or prices at which the Offered Securities will be issued and will describe the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the manner in which such rates will be determined, and the date from which such interest, if any, will accrue; (5) the Interest Payment Dates on which such interest (if any) on the Offered Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (6) whether the Offered Securities will be represented in whole or in part by one or more Global

Securities; (7) any mandatory or optional sinking fund or analogous provisions;
(8) any additions to, or modifications or deletions of, any Events of Default or covenants and the remedies with respect thereto provided for with respect to the Offered Securities; (9) any redemption terms; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon acceleration of the maturity thereof; and (11) any other specific terms of the Offered Securities.

         Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing no interest or interest at a rate below the prevailing market rate at the time of issuance) to be offered and sold at a discount below their stated principal amount. (Section 3.1) United States federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or to other Debt Securities offered and sold at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

         The Debt Securities will be unsecured and will rankpari passu with all other unsecured and unsubordinated indebtedness of the Company. (Section 3.1) The Company is a bank holding company and a legal entity separate and distinct from its affiliate banks and its non-bank subsidiaries. Therefore, the right of the Company and hence the right of the creditors of the Company (including the Holders of Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture against subsidiaries of the Company incurring unsecured or certain secured indebtedness or issuing unsecured or certain secured securities. The principal activity of the Company is to own the capital stock of, manage, and supervise its affiliate banks, each of which is held by the Company as a direct or indirect wholly owned subsidiary. The primary sources of the Company's revenues are dividends and fees from its affiliate banks. The ability of the Company to make payments of principal and interest on the Debt Securities will be dependent upon the payment to it by its subsidiaries of dividends, fees, loans, or advances. As more fully set forth in the notes to the Company's consolidated financial statements, such payments by the Company's subsidiaries are subject to legal and contractual restrictions.

         Unless otherwise specified in the Prospectus Supplement, principal of, and premium and interest, if any, on, the Offered Securities will be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, and the Offered Securities may be surrendered for transfer or exchange at that office or agency; provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register for the Offered Securities on the Regular Record Date for such interest. (Sections 3.1 and 10.2) The office of the Trustee in the Borough of Manhattan, the City of New York, will initially be designated such office or agency.


FORM, EXCHANGE & TRANSFER

         The Debt Securities will be denominated in U.S. dollars and, unless otherwise specified in the Prospectus Supplement, will be issued only in fully registered form without coupons, in minimum denominations of $1,000 and any integral multiples thereof. (Section 3.1) At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like tenor and aggregate principal amount. (Sections 3.2 and 3.5)

         Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company has appointed the Trustee as Security Registrar. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5)

         If Debt Securities of any series are to be redeemed in part, the Company will not be required (i) to issue, register the transfer of, or exchange any Debt Security of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of any Debt Securities of that series selected for redemption and ending at the close of business on the date of such mailing, or (ii) to register the transfer of or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of Debt Securities being redeemed in part. (Section 3.5) Debt Securities may also be represented by one or more Global Securities. See "--Global Securities."

         All moneys paid by the Company to the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of or any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium, or interest shall have become due and payable must be repaid to the Company, upon request, and thereafter the Holder of such Debt Security shall look only to the Company for payment thereof. (Section 10.3)


GLOBAL SECURITIES

         If indicated on the applicable Prospectus Supplement, any Offered Securities may be issued in the form of one or more Global Securities registered in the name of the Depository or a nominee thereof. Unless otherwise provided in the applicable Prospectus Supplement, if the Offered Securities are to be issued in global form, the Depository will be The Depository Trust Company or its nominee and the following provisions will apply to the depository arrangements. (Section 3.1)

         Except as described herein or in the applicable Prospectus Supplement, Offered Securities in definitive form will not be issued in exchange for any Global Security. A Global Security may not be transferred by the Depository to any person other than a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor unless (i) the Depository has notified the Company that it is unwilling or unable to continue as Depository for such Global Security or has ceased to be qualified to act as such as required by the Indenture and a successor is not appointed by the Company within 90 days, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security, or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. (Sections 2.2 and 3.5) Upon the occurrence of any of the foregoing events, the Company will issue Debt Securities in definitive form upon registration of transfer of, or in exchange for, such Global Security. In addition, the Company may at any time and in its sole discretion determine that any Debt Securities represented by a Global Security shall no longer be represented by a Global Security and, in such event, will issue Debt Securities in definitive form in exchange for the entire principal amount of such Global Security. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depository may direct. (Section 3.5)

         Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that upon the issuance of a Global Security, the Depository will credit on its book-entry registration and transfer system the Participants' accounts with the respective principal amounts of the Offered Securities represented by such Global Security. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the Offered Securities or by the Company if the Company engages in direct sales. Ownership of beneficial interests in each Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository or its nominee (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer, or pledge beneficial interests in a Global Security.

         So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Offered Securities represented by such Global Security for all purposes under the Indenture. (Section 3.8) Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture, and these procedures may change from time to time. The Company understands that under existing industry practices, in the event the Company requests any action of Holders or an owner of a beneficial interest in a Global Security desires to take any action which a Holder is entitled to take under the Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payment of principal of, and any premium or interest on, any Debt Securities represented by a Global Security will be made to the Depository or its nominee, as the registered owner of such Global Security. The Company expects that upon receipt of any payment of principal of, or interest on, a Global Security, the Depository will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the
Depository.   Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." None of the Company, the Trustee, any Paying Agent, or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests. (Section 3.8)

         The Depository has advised the Company as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for Participants and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks and trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER, OR LEASE

         The Indenture provides that the Company may not consolidate with or merge into, or convey, transfer, or lease its properties and assets substantially as an entirety to, any person (a "successor person"), and may not permit any person to merge into, or convey, transfer, or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor person (if any) is a corporation, organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia, and expressly assumes by a supplemental indenture the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. Notwithstanding the foregoing, the Company may, without the consent of any Holder of the Debt Securities of any series, convey or transfer its assets substantially as an entirety to any person in connection with a transfer that is assisted by a federal bank regulatory authority and in such case the Company's obligations under the Indenture need not be assumed by the entity acquiring such assets. (Section 8.1)

EVENTS OF DEFAULT

         Unless otherwise provided in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the Indenture as any one of the following events: (a) default for 30 days in the payment of any interest upon any Debt Security of such series when it becomes due and payable; (b) default in the payment of the principal of (or premium, if any) on any Debt Security of such series at its maturity; (c) default in the deposit of any sinking fund or analogous payment, when and as due by the terms of the Debt Securities of such series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of Debt Securities of another series) which continues for 90 days after the Holders of at least 25% in principal amount of Outstanding Debt Securities of such series have given written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency, or reorganization of the Company. Different Events of Default may be prescribed for the benefit of the Holders of a particular series of Debt Securities and will be described in the applicable Prospectus Supplement or Pricing Supplement relating thereto. (Sections 3.1 and 5.1)

         If an Event of Default due to a default in the payment of the principal of, or the premium or interest, if any, on, or in the deposit of any sinking fund payment with respect to, any series of Debt Securities shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of all Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default due to a default in the observance or performance of any other covenant or agreement of the Company contained in the Indenture and applicable to the Outstanding Debt Securities of one or more (but less than all) series shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the affected series (voting as one class) may declare the principal of all Debt Securities of each such affected series and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default due to a default in the observance or performance of any other covenant or agreement of the Company contained in the Indenture applicable to all Outstanding Debt Securities shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all Outstanding Debt Securities (voting as one class) may declare the principal of all Debt Securities and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default due to certain acts of bankruptcy, insolvency, or reorganization of the Company shall have occurred and be continuing, the principal and interest on all Outstanding Debt Securities shall thereby become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Upon certain conditions, any such declarations may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Outstanding Debt Securities of all such affected series shall have been cured or waived as provided in the Indenture by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the affected series (voting as one class, except in the case of Events of Default described in clauses (a), (b), and (c) of the preceding paragraph, as to which each series so affected will vote as a separate class). Reference is made to the applicable Prospectus Supplement relating to any series of Original Issue Discount Securities for the particular provisions relating to the acceleration of a portion of the principal amount thereof upon the occurrence and continuance of an Event of Default with respect thereto. (Section 5.2)

         The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default with respect to the Debt Securities of any series to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of such Debt Securities, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such request or direction. (Section 6.3) Subject to certain limitations, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 5.12) The Indenture provides that no Holder may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium, or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the

Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the affected series shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity against the costs, expenses, and liabilities which may be incurred by it in compliance with such request, the Trustee shall not have instituted such action within 60 days of such notice, request, and offer of indemnity and the Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Debt Securities of the affected series. (Sections 5.7 and 5.8)

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Sections 1.2 and 10.4) The Trustee may withhold notice to Holders of Debt Securities of any series of any default (except in payment of principal, premium, or interest on such Debt Securities) if it in good faith determines that it is in the interests of such Holders to do so. (Section 6.2)


DEFEASANCE AND COVENANT DEFEASANCE

         DEFEASANCE AND DISCHARGE. Unless otherwise provided in the applicable Prospectus Supplement, the Company may, at its option and at any time, be discharged from all its obligations with respect to any Offered Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost, or mutilated Debt Securities, to maintain paying agencies, and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Offered Securities of (a) money,
(b) certain U.S. Government Obligations, or (c) a combination thereof, in each case subject to certain requirements which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest on, such Offered Securities on their stated maturity in accordance with the terms of the Indenture and such Offered Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Offered Securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such defeasance was not to occur. (Sections 13.1, 13.2, and 13.4)

         DEFEASANCE OF CERTAIN COVENANTS. Unless otherwise provided in the applicable Prospectus Supplement, the Company may, at its option and at any time, omit to comply with certain restrictive covenants in the Indenture, as well as any other restrictive covenants applicable to the Offered Securities that may be described in the applicable Prospectus Supplement, whereafter the occurrence of certain Events of Default, which are described above in clause
(d) (with respect to any such restrictive covenants) and clause (e) under "Events of Default" (as well as any other Events of Default that may be described in the applicable Prospectus Supplement), will be deemed not to be or result in an Event of Default, in each case with respect to any Offered Securities. The Company, in order to exercise such option with respect to any Offered Securities, will be required to deposit in trust for the benefit of the Holders of such Offered Securities (a) money, (b) certain U.S. Government Obligations, or (c) a combination thereof, in each case subject to certain requirements which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest on, such Offered Securities on their stated maturity in accordance with the terms of the Indenture and such Offered Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Offered Securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such defeasance was not to occur. In the event the Company exercises this option with respect to any Offered Securities and such Offered Securities were declared due and payable because of the occurrence of any Event of Default other than any Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Offered Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Offered Securities upon any acceleration resulting from such Event of Default, the Company would remain liable for such payments. (Sections 13.1, 13.3, and 13.4)

         If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with the provisions described above by reason of any order or judgment of any court or governmental authority enjoining, restraining, or otherwise prohibiting such application, the Company's obligations under the Indenture and the Debt Securities shall be revived and reinstated as though no deposit had occurred pursuant to such provisions until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance therewith; provided, however, that if the Company has made any payment of principal (and premium, if any) or interest on any Debt Securities because of the reinstatement of its obligations, the Company shall be entitled, at its election, (a) to receive from the Trustee or Paying Agent, as applicable, that portion of such money or U.S. Government Obligations equal to the amount of such payment, or (b) to be subrogated to the rights of the Holders of such Debt Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent. (Section 13.6)


MODIFICATION AND WAIVER

         The Indenture provides that the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or any Debt Securities without the consent of any Holder of any Debt Security: (1) to evidence the succession of another Person to the Company and the assumption by such successor of the Company's covenants in the Indenture and any Debt Securities; (2) to add to the covenants of the Company further covenants for the benefit of the Holders of any Debt Securities; (3) to add to, change, or eliminate any of the provisions of the Indenture, provided, however, that any such addition, change, or elimination (i) does not apply to any Debt Security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the Holder of any such Debt Security with respect to such provision, or (ii) becomes effective only when there is no such Debt Security Outstanding; (4) to add to or change any of the provisions of the Indenture necessary to permit or facilitate the issuance of Debt Securities in bearer or uncertificated form; (5) to establish the form or terms of Debt Securities of any series in certain circumstances; (6) to secure any Debt Securities; (7) to evidence and provide for the acceptance of appointment by a successor trustee or to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trust by more than one Trustee; (8) to cure any ambiguity, defect, or inconsistency or to make such other provision in regard to matters or questions arising under the Indenture which do not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (9) to add any additional Events of Default for the benefit of the Holders of any Debt Securities; or (10) to comply with any requirements of the Commission in connection with qualifying the Indenture under The Trust Indenture Act. (Section 9.1)

         In addition to the foregoing, modifications and amendments of the Indenture with respect to Debt Securities of any series may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of Outstanding Debt Securities of such series, provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of any Debt Securities payable upon the acceleration of the maturity thereof, (d) change the place of payment of principal of, or premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any such payment on or with respect to any Debt Security when due, or (f) reduce the percentage of the principal amount of Outstanding Debt Securities of any series the consent of whose Holders is required for modification or amendment of the Indenture or for any waiver of compliance with the provisions of the Indenture or defaults and their consequences. (Section 9.2)

         The Holders of a majority in principal amount of Outstanding Debt Securities of a series may, on behalf of all Holders of Debt Securities of such series, waive, insofar as the Debt Securities of such series are concerned, compliance by the Company with certain restrictive provisions of the Indenture if such waiver is given before the time for such





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compliance.  (Section 10.8) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture with respect to the Debt Securities of such series except a default in the payment of principal of, or any premium or interest on, such Debt Securities, or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby. (Section 5.13)

         The Company may, in the circumstances permitted by the Trust Indenture Act, fix any day as the record date for the purpose of determining the Holders of Debt Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action, or to vote on any action, authorized or permitted to be given or taken by Holders of Debt Securities of such series. (Section 1.4)


GOVERNING LAW

         The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of Ohio.

 INFORMATION CONCERNING THE TRUSTEE

         The Company and its subsidiaries conduct banking and other transactions with the Trustee in the ordinary course of business.


                              PLAN OF DISTRIBUTION


         The Company may sell the Debt Securities through agents, to or through underwriters, and through dealers, and also may sell the Debt Securities directly to other purchasers.

         The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Such underwriters or agents will be identified, and any such compensation received by the Company will be described, in the accompanying Prospectus Supplement.

         Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the accompanying Prospectus Supplement.

         In the event that the Debt Securities of any series are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities of such series, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of or the trading market for the Debt Securities. The accompanying Prospectus Supplement will state, if known, whether or not any broker-dealer intends to make a market in any Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.

         Certain of the underwriters, dealers, or agents and their associates may be engaged in transactions with and perform services for the Company in the ordinary course of business.


                                 LEGAL MATTERS

         The validity of the Debt Securities will be passed upon for the Company by Porter, Wright, Morris & Arthur, Columbus, Ohio, and for any underwriters, dealers, or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Members of Porter, Wright, Morris & Arthur who have participated in the preparation of this document beneficially own an aggregate of 15,919 shares of the Company's common stock, without par value.


                                    EXPERTS


         The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.










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